EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Global Sources Ltd. for the placement of up to $300,000,000.00 of securities and to the incorporation by reference therein of our reports dated April 17, 2008, with respect to the consolidated financial statements of Global Sources Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of Global Sources Ltd. and its subsidiaries, included in the Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Singapore

October 31, 2008